Exhibit 5.2

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX

AMERICA • ASIA PACIFIC • EUROPE

May 11, 2026

Jefferies Financial Group Inc.
520 Madison Avenue
New York, NY 10022

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”), being filed by Jefferies Financial Group Inc., a New York corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”), which Registration Statement shall become effective upon filing pursuant to Rule 462(e) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the Registration Statement, the Company may from time to time offer and sell up to 25,000,000 of its common shares (the “Shares”), $1.00 par value per share (the “Common Shares”). The Shares are to be sold by the Company pursuant to an Open Market Sale AgreementSM dated November 1, 2022 (the “Sale Agreement”) between the Company and Jefferies LLC.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Company’s base prospectus dated May 11, 2026 (the “Base Prospectus”), the Company’s prospectus supplement dated May 11, 2026 supplementing the Base Prospectus and relating to the Shares (the “Prospectus Supplement”), the Sale Agreement, the Restated Certificate of Incorporation of the Company, as amended to the date hereof (the “Charter”), the Amended and Restated Bylaws of the Company, as amended to the date hereof (the “Bylaws”) and the resolutions (the “Resolutions”) adopted by the board of directors of the Company (the “Board”), relating to the Registration Statement and the Sale Agreement. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Sidley Austin (DC) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

May 11, 2026

Based on the foregoing, we are of the opinion that the Shares will be validly issued, fully paid and non-assessable when: (i) the Board or a duly authorized committee thereof shall have duly adopted final resolutions in conformity with the Charter, the Bylaws and the Resolutions, setting the price of the Shares, and authorizing the issue and sale of the Shares, and (ii) certificates representing such Shares shall have been duly executed, countersigned and registered and duly delivered to the purchasers thereof against payment of the agreed consideration therefor in an amount not less than the par value thereof or, if any such Shares are to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Shares to the purchasers thereof against payment of the agreed consideration therefor in an amount not less than the par value thereof, all in accordance with the Sale Agreement.

For the purposes of this opinion letter, we have assumed that, at the time of the issuance, sale and delivery of Shares:

(i)	the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity thereof;

(ii)	the Charter and Bylaws, as currently in effect, will not have been modified or amended and will be in full force and effect; and

(iii)	the Company will have sufficient authorized and unissued Common Shares from which to issue as the Shares.

This opinion letter is limited to the laws of the State of New York (excluding the securities laws of the State of New York). We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement, and to all references to our Firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP